EX-99.(a)(1)(E)

OFFER TO PURCHASE FOR CASH
6,020,306 Shares of Common Stock
of
DYNACQ HEALTHCARE, INC.
at
$0.03 PER SHARE
by
Furlong Fund, LLC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON MARCH 24, 2014, UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated February 19, 2014 and the related Letter of Transmittal that accompanies the Offer to Purchase in connection with the Offer by Furlong Fund, LLC, a Delaware limited liability company (“Furlong Fund” or the “Purchaser”) to purchase 6,020,306 shares of common stock par value $0.001 per share (the “Shares”) of Dynacq Healthcare, Inc., a Nevada corporation, (“Dynacq” or the Company) at a price of $0.03 per Share, net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the “Offer Price”), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

We are the holder of record (directly or indirectly) of Shares held for your account. A tender of such Shares can be made only by us as the holder of record or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

●	The Offer Price is $0.03 per Share, net to you in cash without interest, upon the terms and conditions set forth in the Offer to Purchase.

●	The Offer is being made for 6,020,306 Shares.

●	If the Offer is oversubscribed, the Purchaser will accept and pay for shares on a pro-rated basis.

●	The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on March 24, 2014 (one minute after 11:59 p.m., New York City Time), unless extended.

●	The Offer is subject to certain conditions contained in the Offer to Purchase.

●	The Offer is not conditioned upon the Purchaser obtaining financing. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary.

●	If you cannot comply with the tender procedures prior to the expiration of the Offer, you may be able to tender your shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

●	Any stock transfer taxes applicable to the sale of shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares other than Furlong Fund. Furlong Fund is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Furlong Fund becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Furlong Fund will make a good faith effort to comply with such state statute. If, after such good faith effort, Furlong Fund cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Furlong Fund by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

Payment for shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Transfer Online, Inc., the Depositary for the Offer, of (i) certificates representing the shares tendered or timely confirmation of the book-entry transfer of such shares into the account maintained by the Depositary at The Depository Trust Company (DTC), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

Instruction Form with Respect to
Offer to Purchase for Cash
6,020,306 Shares of Common Stock
of
Dynacq Healthcare, Inc.
at
$0.03 per share
by
Furlong Fund, LLC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 19, 2014, and the related Letter of Transmittal, in connection with the Offer by Furlong Fund, LLC to purchase 6,020,306 shares of common stock, par value $0.001 (“Shares”), of Dynacq Healthcare, Inc., a Nevada corporation, at a price per Share of $0.03, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: _____________ SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):	Dated: _____________

Print Name(s):

Address(es):

Area Code and Telephone Number:

Tax Identification or Social Security No.

*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.